Form N-SAR
Attachment for Item #77.C
Matters Submitted to a Vote of Security Holders

ECLIPSE FUNDS
811-04847
For Period Ended 10/31/07

MainStay Balanced Fund MainStay Mid Cap Opportunity Fund MainStay Small Cap opportunity Fund

(a)  The date of the meeting and whether it was an annual or special meeting;

Pursuant to notice, a special meeting of shareholders (the “Special Meeting”) of Eclipse Funds (the “Fund”) was held on Friday, May 4, 2007 at 1:30 p.m. (Eastern time) at the offices of New York Life Investment Management LLC (“NYLIM”), 169 Lackawanna Avenue, Parsippany, New Jersey.

(b)	If the meeting involved the election of trustees, state the name of each trustee elected at the meeting and the names of all other trustees now in office;

The Trustees elected on May 4, 2007 were Susan B. Kerley, Alan R. Latshaw, Peter Meenan, Richard H. Nolan, Jr., Richard S. Trutanic, Roman L. Weil, John A. Weisser, Jr. and Brian A. Murdock.

(c)	Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;

1.	To elect the following individuals to the Board of Trustees of the Fund:

a.  Susan B. Kerley
b.  Alan R. Latshaw
c.  Peter Meenan
d.  Richard H. Nolan, Jr.
e.  Richard S. Trutanic
f.  Roman L. Weil
g.  John A. Weisser, Jr.
h.  Brian A. Murdock (Interested Trustee)

The above proposal was discussed in detail in the proxy statement.  No other business came before the special meeting.

With respect to each series of the Fund, the proposal listed above was passed by the shareholders, as confirmed by the Inspector of Elections.

The following is a summary of how the votes on the Proposal presented before the special meeting held on May 4, 2007, were cast.  There were no votes cast in person at the meeting.

BALANCED FUND	VOTES FOR	VOTES WITHHELD	ABSTENTIONS	TOTAL
a. Susan B. Kerley	35,848,337.083	72,796.135	48,485.000	35,969,618.218
b. Alan R. Latshaw	35,848,337.083	72,796.135	48,485.000	35,969,618.218
c. Peter Meenan	35,848,337.083	72,796.135	48,485.000	35,969,618.218
d. Richard H. Nolan, Jr.	35,848,337.083	72,796.135	48,485.000	35,969,618.218
e. Richard S. Trutanic	35,848,337.083	72,796.135	48,485.000	35,969,618.218
e. Roman L. Weil	35,848,337.083	72,796.135	48,485.000	35,969,618.218
f. John A. Weisser	35,848,337.083	72,796.135	48,485.000	35,969,618.218
g. Brian A. Murdock	35,848,337.083	72,796.135	48,485.000	35,969,618.218
MID CAP OPPORTUNITY FUND	VOTES FOR	VOTES WITHHELD	ABSTENTIONS	TOTAL
a. Susan B. Kerley	3,018,963.221	7,725.825	7,223.000	3,033,912.046
b. Alan R. Latshaw	3,018,963.221	7,725.825	7,223.000	3,033,912.046
c. Peter Meenan	3,017,382.342	9,306.704	7,223.000	3,033,912.046
d. Richard H. Nolan, Jr.	3,018,022.221	8,666.825	7,223.000	3,033,912.046
e. Richard S. Trutanic	3,018,716.837	7,972.209	7,223.000	3,033,912.046
e. Roman L. Weil	3,017,382.342	9,306.704	7,223.000	3,033,912.046
f. John A. Weisser	3,017,382.342	9,306.704	7,223.000	3,033,912.046
g. Brian A. Murdock	3,018,963.221	7,725.825	7,223.000	3,033,912.046

SMALL CAP OPPORTUNITY FUND	VOTES FOR	VOTES WITHHELD	ABSTENTIONS	TOTAL
a. Susan B. Kerley	40,707,936.013	59,493.010	41,075.000	40,808,504.023
b. Alan R. Latshaw	40,707,119.498	60,309.525	41,075.000	40,808,504.023
c. Peter Meenan	40,706,872.801	60,556.222	41,075.000	40,808,504.023
d. Richard H. Nolan, Jr.	40,708,314.480	59,114.543	41,075.000	40,808,504.023
e. Richard S. Trutanic	40,708,089.635	59,339.388	41,075.000	40,808,504.023
e. Roman L. Weil	40,708,471.193	58,957.830	41,075.000	40,808,504.023
f. John A. Weisser	40,710,093.351	57,335.672	41,075.000	40,808,504.023
g. Brian A. Murdock	40,707,964.067	59,464.956	41,075.000	40,808,504.023

        S:\OGC\ECLIPSE\Form N-SAR\2007\PE 10-31-07\EF 10-31-07 FORM N-SAR - ATTACHMENT 77C.doc